Exhibit (m.1)

MARSHALL FUNDS, INC.

AMENDED AND RESTATED RULE 12B-1 PLAN

Effective as of October 25, 2004

This Amended and Restated Rule 12b-1 Plan (the “Plan”) is adopted as of this 25th day of October, 2004, by the Board of Directors of Marshall Funds, Inc. (the “Corporation”), a Wisconsin corporation, with respect to certain classes of shares (the “Classes”) of the portfolios of the Corporation (the “Funds”) set forth in exhibits hereto.

1. This Plan is adopted pursuant to Rule 12b-1 under the Investment Company Act of 1940 (the “Act”) so as to allow the Corporation to make payments as contemplated herein, in conjunction with the distribution of Classes of the Funds (the “Shares”).

2. This Plan is designed to finance activities of Grand Distribution Services, LLC (the “Distributor”) principally intended to result in the sale of Shares to include: (a) providing incentive to broker/dealers (the “Brokers”) to sell Shares and to provide administrative support services to the Funds and their shareholders; (b) compensating other participating financial institutions and other persons (the “Administrators”) for providing administrative support services to the Funds and their shareholders; (c) paying for the costs incurred in conjunction with advertising and marketing of Shares to include expenses of preparing, printing and distributing prospectuses and sales literature to prospective shareholders, Brokers or Administrators; and (d) other costs incurred in the implementation and operation of the Plan. In compensation for services provided pursuant to this Plan, the Distributor will be paid a fee in respect of the Classes set forth on the applicable exhibit.

3. Any payment to the Distributor in accordance with this Plan will be made pursuant to the Distribution Agreement entered into by and between the Corporation, the Corporation’s administrator and the Distributor. Any payments made by the Distributor to Brokers and Administrators with funds received as compensation under this Plan will be made pursuant to a Rule 12b-1 Agreement entered into by the Distributor and the Broker or Administrator.

4. The Distributor has the right (i) to select, in its sole discretion, the Brokers and Administrators to participate in the Plan, and (ii) to terminate without cause and in its sole discretion any Rule 12b-1 Agreement.

5. Quarterly, in each year that this Plan remains in effect, the Distributor shall prepare and furnish to the Board of Directors of the Corporation, and the Board of Directors shall review, a written report of the amounts expended under the Plan and the purpose for which such expenditures were made.

6. This Plan shall become effective with respect to each Class (i) after approval by majority votes of: (a) the Corporation’s Board of Directors; and (b) the Directors of the Corporation who are not interested persons of the Corporation and who have no direct or indirect financial interest in the Plan (“Disinterested Directors”), cast in person at a meeting called for the purpose of voting on the Plan.

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7. This Plan shall remain in effect with respect to each Class presently set forth on an exhibit and any subsequent Classes added pursuant to an exhibit during the initial year of this Plan for the period of one year from the date set forth above and may be continued thereafter if this Plan is approved with respect to each Class at least annually by a majority of the Corporation’s Board of Directors and a majority of the Disinterested Directors, cast in person at a meeting called for the purpose of voting on such Plan. If this Plan is adopted with respect to a Class after the first annual approval by the Directors as described above, this Plan will be effective as to that Class upon execution of the applicable exhibit (and after shareholder approval, if required under the Act) and will continue in effect until the next annual approval of this Plan by the Directors and thereafter for successive periods of one year subject to approval as described above.

8. All material amendments to this Plan must be approved by a vote of the Board of Directors of the Corporation and of the Disinterested Directors, cast in person at a meeting called for the purpose of voting on it.

9. This Plan may not be amended in order to increase materially the costs which the Classes may bear for distribution pursuant to the Plan without being approved by a majority vote of the outstanding voting securities of the Classes as defined in Section 2(a)(42) of the Act.

10. This Plan may be terminated with respect to a particular Class at any time by: (a) a majority vote of the Disinterested Directors; or (b) a vote of a majority of the outstanding voting securities of the particular Class as defined in Section 2(a)(42) of the Act; or (c) by the Distributor on 60 days notice to the Corporation. In the event of termination of the Plan, the Distributor shall be reimbursed only for permitted amounts incurred to the date of termination and within the limits set forth in the exhibits hereto.

11. While this Plan shall be in effect, the selection and nomination of Disinterested Directors of the Corporation shall be committed to the discretion of the Disinterested Directors then in office. Nothing herein shall prevent the involvement of others in such selection and nomination if the final decision on any such selection and nomination is approved by a majority of such Disinterested Directors.

12. All agreements with any person relating to the implementation of this Plan shall be in writing and any agreement related to this Plan shall be subject to termination, without penalty, pursuant to the provisions of Paragraph 10 herein.

13. This Plan shall be construed in accordance with and governed by the laws of the State of Wisconsin.

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